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				    UtiliCorp United, Inc.
				   Financial Data Schedule
		 Form 10Q - For the Twelve Month Period Ended March 31, 1994


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Item Number  Item Description                                   Amount
IN MILLIONS, EXCEPT PER SHARE DATA
 1         Total net utility plant                             $1,574.3
 2         Other property and investments                         683.2
 3         Total current assets                                   386.4
 4         Total deferred charges                                 173.9
 5         Balancing amount for total assets                         -
 6         Total assets                                         2,817.8
 7         Common stock                                            43.4
 8         Capital Surplus, paid in                               745.4
 9         Retained Earnings                                      112.2
10         Total common stockholders equity                       901.0
11         Preferred stock subject to mandatory redemption           -
12         Preferred stock not subject to mandatory redemption     25.4
13         Long term debt, net                                    997.9
14         Short term notes                                        25.3
15         Notes payable                                             -
16         Commercial paper                                          -
17         Long term debt - current portion                         9.1
18         Preferred stock - current portion                       30.5
19         Obligations under capital leases                         4.8
20         Obligations under capital leases - current portion        .7
21         Balancing amount for capitalization and liabilities    823.1
22         Total capitalization and liabilities                 2,817.8
23         Gross operating revenue                              1,588.1
24         Federal and State income taxes expense                  46.7
25         Other operating expenses                             1,430.8
26         Total operating expenses                             1,477.5
27         Operating income (loss)                                110.6
28         Other income (loss), net                                79.1
29         Income before interest charges                         189.7
30         Total interest charges                                  99.2
31         Net income                                              90.5
32         Preferred stock dividends                                6.7
33         Earnings available for common stock                     83.8
34         Common stock dividends                                  68.5
35         Total annual interest charges on all bonds              85.2
36         Cash flow from operations                              226.5
37         Earnings per share - primary                     $      2.00
38         Earnings per share - fully diluted                      1.97